Item 77(D)
Morgan Stanley Limited Duration U.S. Government Trust(the
"Fund")

The Board recently approved the following:

The Fund may invest substantially all of its net assets in
securities issued by the U.S. Government, its agencies or
instrumentalities, including mortgage related securities
such as collateralized mortgage obligations and prepayment
sensitive mortgage derivatives such as IOs (interest only,
which receive most of the interest payments from the
underlying mortgages) or POs (principal only, which receive
most of the principal payment from the underlying
mortgages), which would be limited to a combined 10% of the
Fund's net assets and inverse floaters which would be
limited to 10% of the Fund's net assets.

The Fund may also invest in futures (with a limit that the
notional value of the investment would not exceed 100% of
the Fund's net assets), options (with a limit that the
notional value of the instrument would not exceed 10% of the
Fund's net assets) and interest rate swaps for hedging
purposes (with a limit that the notional value of the option would not exceed 50% of the Fund's net assets).